Exhibit 99.1

Corporate Communications Department
NEWS Release

Investor Contacts:
Doug Wilburne – 401-457-2288
Justin Bourdon – 401-457-2288	FOR IMMEDIATE RELEASE

Media Contact:
David Sylvestre – 401-457-2362

Textron Reports Second Quarter EPS of $0.40

Confirms 2013 Financial Guidance

Providence, Rhode Island – July 17, 2013 – Textron Inc. (NYSE: TXT) today reported second quarter 2013 income from continuing operations of $0.40 per share, compared to income of $0.58 per share in the second quarter of 2012. Total revenues in the quarter were $2.8 billion, down 6% from the second quarter of 2012, primarily reflecting lower business jet deliveries.

Segment profit was $213 million for the quarter, compared to $310 million in the second quarter of 2012, primarily reflecting lower business jet deliveries and $28 million in pre-tax severance costs recorded at Cessna, which were previously announced.  Manufacturing cash flow before pension contributions was a $362 million use of cash during the second quarter compared to $121 million of cash generated during last year’s second quarter.  The company contributed $17 million to its pension plans during the second quarter.

“Despite weakness in European markets, we saw solid growth at Textron Systems and our Industrial businesses, as well as continued strong commercial orders at Bell,” said Textron Chairman and CEO Scott C. Donnelly.  “On the other hand, business jet demand continued to be soft, but we believe the cost, production and pricing actions we took are the right actions to support future growth at Cessna.”

Outlook

Textron confirmed its 2013 earnings per share from continuing operations guidance of $1.90 to $2.10 and its expectation for cash flow from continuing operations of the manufacturing group before pension contributions of about $400 million with expected pension contributions of about $200 million.

Second Quarter Segment Results

Cessna

Revenues at Cessna decreased $203 million, reflecting the delivery of 20 new Citation jets in the quarter compared with 49 in last year’s second quarter.

Cessna recorded a segment loss of $50 million in the second quarter compared to a profit of $35 million a year ago, reflecting the lower jet deliveries and $28 million in pre-tax severance costs.

Cessna backlog at the end of the second quarter was $1.01 billion, down $23 million from the first quarter of 2013.

Bell

Bell revenues decreased $31 million in the second quarter from the same period in the prior year, primarily reflecting the delivery of 44 commercial helicopters compared to 47 units in last year’s second quarter.  Bell delivered 9 V-22 and 6 H-1 aircraft in the quarter, flat with last year’s second quarter deliveries.

Segment profit decreased $17 million, primarily reflecting an unfavorable mix and lower  commercial aircraft deliveries.

Bell backlog at the end of the second quarter was $6.95 billion, down $137 million from the first quarter of 2013.

Textron Systems

Revenues at Textron Systems increased $33 million from the second quarter of 2012, primarily due to higher volumes in the Unmanned Aircraft Systems and Weapons and Sensors product lines, partially offset by lower deliveries at Marine & Land and Mission Support. Segment profit decreased $6 million, reflecting a higher mix of lower-margin service contracts.

Textron Systems’ backlog at the end of the second quarter was $2.62 billion, down $165 million from the first quarter of 2013.

Industrial

Industrial revenues increased $45 million reflecting higher volumes and an increase from acquisitions. Segment profit increased $18 million primarily due to improved performance and higher volume.

Finance

Finance segment revenues decreased $24 million compared to the second quarter of 2012. The segment reported a profit of $15 million compared to $22 million in last year’s second quarter.

Conference Call Information

Textron will host its conference call today, July 17, 2013 at 8:00 a.m. (Eastern) to discuss its results and outlook.  The call will be available via webcast at www.textron.com or by direct dial at (800) 230-1092 in the U.S. or (612) 234-9960 outside of the U.S. (request the Textron Earnings Call).

In addition, the call will be recorded and available for playback beginning at 10:30 a.m. (Eastern) on Wednesday, July 17, 2013 by dialing (320) 365-3844; Access Code: 265926.

A package containing key data that will be covered on today’s call can be found in the Investor Relations section of the company’s website at www.textron.com.

About Textron Inc.

Textron Inc. is a multi-industry company that leverages its global network of aircraft, defense, industrial and finance businesses to provide customers with innovative solutions and services. Textron is known around the world for its powerful brands such as Bell Helicopter, Cessna Aircraft Company, Jacobsen, Kautex, Lycoming, E-Z-GO, Greenlee, and Textron Systems. More information is available at www.textron.com.

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Non-GAAP Measures

Manufacturing cash flow before pension contributions is a non-GAAP measure that is defined and reconciled to GAAP in an attachment to this release.

Forward-looking Information

Certain statements in this release and other oral and written statements made by us from time to time are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, which may describe strategies, goals, outlook or other non-historical matters, or project revenues, income, returns or other financial measures, often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “guidance,” “project,” “target,” “potential,” “will,” “should,” “could,” “likely” or “may” and similar expressions intended to identify forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors that may cause our actual results to differ materially from those expressed or implied by such forward-looking statements. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to update or revise any forward-looking statements.  In addition to those factors described under “Risk Factors” in our Annual Report on Form 10-K, among the factors that could cause actual results to differ materially from past and projected future results are the following:  changing priorities or reductions in the U.S. Government defense budget, including those related to military operations in foreign countries; our ability to perform as anticipated and to control costs under contracts with the U.S. Government; the U.S. Government’s ability to unilaterally modify or terminate its contracts with us for the U.S. Government’s convenience or for our failure to perform, to change applicable procurement and accounting policies, or, under certain circumstances, to withhold payment or suspend or debar us as a contractor eligible to receive future contract awards; changes in foreign military funding priorities or budget constraints and determinations, or changes in government regulations or policies on the export and import of military and commercial products; volatility in the global economy or changes in worldwide political conditions that adversely impact demand for our products; volatility in interest rates or foreign exchange rates; risks related to our international business, including establishing and maintaining facilities in locations around the world and relying on joint venture partners, subcontractors, suppliers, representatives, consultants and other business partners in connection with international business, including in emerging market countries; our Finance segment’s ability to maintain portfolio credit quality or to realize full value of receivables and of assets acquired upon foreclosure of receivables; performance issues with key suppliers or subcontractors; legislative or regulatory actions, both domestic and foreign, impacting our operations or demand for our products; our ability to control costs and successfully implement various cost-reduction activities; the efficacy of research and development investments to develop new products or unanticipated expenses in connection with the launching of significant new products or programs; the timing of our new product launches or certifications of our new aircraft products; our ability to keep pace with our competitors in the introduction of new products and upgrades with features and technologies desired by our customers; increases in pension expenses or employee and retiree medical benefits;  difficult conditions in the financial markets which may adversely impact our customers’ ability to fund or finance purchases of our products; and continued demand softness or volatility in the markets in which we do business.

TEXTRON INC.
Revenues by Segment and Reconciliation of Segment Profit to Net Income
Three and Six Months Ended June 29, 2013 and June 30, 2012
(Dollars in millions, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 29, 2013	June 30, 2012	June 29, 2013	June 30, 2012
REVENUES
MANUFACTURING:
Cessna	$560	$763	$1,268	$1,432
Bell	1,025	1,056	1,974	2,050
Textron Systems	422	389	851	766
Industrial	801	756	1,528	1,511
	2,808	2,964	5,621	5,759

FINANCE	31	55	73	116
Total revenues	$2,839	$3,019	$5,694	$5,875

SEGMENT PROFIT
MANUFACTURING:
Cessna (a)	$(50)	$35	$(58)	$29
Bell	135	152	264	297
Textron Systems	34	40	72	75
Industrial	79	61	136	134
	198	288	414	535

FINANCE	15	22	34	34
Segment Profit	213	310	448	569

Corporate expenses and other, net	(20)	(20)	(75)	(67)
Interest expense, net for Manufacturing group	(30)	(35)	(67)	(70)

Income from continuing operations before income taxes	163	255	306	432
Income tax expense	(49)	(82)	(77)	(139)

Income from continuing operations	114	173	229	293
Discontinued operations, net of income taxes	(1)	(1)	3	(3)
Net Income	$113	$172	$232	$290

Earnings per share:
Income from continuing operations	$0.40	$0.58	$0.80	$0.99
Discontinued operations, net of income taxes	—	—	0.01	(0.01)
Net income	$0.40	$0.58	$0.81	$0.98

Diluted average shares outstanding	283,824,000	295,547,000	286,269,000	295,080,000

(a)       Includes $28 million in severance costs for the three and six months ended June 29, 2013.

Attachment C

Textron Inc.

Condensed Consolidated Balance Sheets

(In millions)

(Unaudited)

	June 29, 2013	December 29, 2012
Assets
Cash and equivalents	$459	$1,378
Accounts receivable, net	1,007	829
Inventories	3,203	2,712
Other current assets	489	470
Net property, plant and equipment	2,141	2,149
Other assets	3,184	3,173
Finance group assets	1,957	2,322
Total Assets	$12,440	$13,033

Liabilities and Shareholders’ Equity
Short term debt and current portion of long-term debt	$374	$535
Other current liabilities	2,615	2,977
Other liabilities	2,559	2,798
Long-term debt	1,904	1,766
Finance group liabilities	1,608	1,966
Total Liabilities	9,060	10,042

Total Shareholders’ Equity	3,380	2,991
Total Liabilities and Shareholders’ Equity	$12,440	$13,033

TEXTRON INC.

MANUFACTURING GROUP

Condensed Schedule of Cash Flows and Manufacturing Cash Flow GAAP to Non-GAAP Reconciliations

(In millions)

(Unaudited)

		Three Months Ended		Six Months Ended
		June 29,	June 30,	June 29,	June 30,
		2013	2012	2013	2012
	Cash flows from operating activities:
	Income from continuing operations	$103	$157	$206	$267
	Dividends received from TFC	10	75	30	315
	Capital contributions paid to TFC	(1)	—	(1)	(240)
	Depreciation and amortization	90	86	182	170
	Changes in working capital	(509)	(90)	(1,038)	(365)
	Changes in other assets and liabilities and non-cash items	33	30	(121)	(66)
	Net cash from operating activities of continuing operations	(274)	258	(742)	81
	Cash flows from investing activities:
	Capital expenditures	(113)	(85)	(190)	(158)
	Net cash used in acquisitions	(35)	—	(53)	—
	Proceeds from the sale of property, plant and equipment	17	2	17	2
	Net cash from investing activities	(131)	(83)	(226)	(156)
	Cash flows from financing activities:
	Increase in short-term debt	161	—	366	—
	Principal payments on long-term debt	—	(139)	(312)	(139)
	Settlement of convertible debt	(215)	—	(215)	(2)
	Proceeds from issuance of long-term debt	150	—	150	—
	Proceeds from settlement of capped call	75	—	75	—
	Net intergroup borrowings	—	245	—	245
	Other financing activities, net	(4)	(4)	2	2
	Net cash from financing activities	167	102	66	106
	Total cash flows from continuing operations	(238)	277	(902)	31
	Total cash flows from discontinued operations	(3)	(2)	(7)	(3)
	Effect of exchange rate changes on cash and equivalents	(1)	(5)	(10)	(1)
	Net change in cash and equivalents	(242)	270	(919)	27
	Cash and equivalents at beginning of period	701	628	1,378	871
	Cash and equivalents at end of period	$459	$898	$459	$898

	Manufacturing Cash Flow GAAP to Non-GAAP Reconciliations:

	Net cash from operating activities of continuing operations - GAAP	$(274)	$258	$(742)	$81
Less:	Capital expenditures	(113)	(85)	(190)	(158)
	Dividends received from TFC	(10)	(75)	(30)	(315)
Plus:	Capital contributions paid to TFC	1	—	1	240
	Proceeds from the sale of property, plant and equipment	17	2	17	2
	Total pension contributions	17	21	157	165
	Manufacturing cash flow before pension contributions- Non-GAAP	$(362)	$121	$(787)	$15

		2013 Outlook
Net cash from operating activities of continuing operations - GAAP		$760
Less:	Capital expenditures	(550)
	Dividends received from TFC	(30)
Plus:	Proceeds from the sale of property, plant and equipment	20
	Total pension contributions	200
Manufacturing cash flow before pension contributions- Non-GAAP		$400

Free cash flow is a measure generally used by investors, analysts and management to gauge a company’s ability to generate cash from operations in excess of that necessary to be reinvested to sustain and grow the business and fund its obligations.  Our definition of Manufacturing free cash flow adjusts net cash from operating activities of continuing operations for dividends received from TFC, capital contributions provided under the Support Agreement, capital expenditures, proceeds from the sale of property, plant and equipment and contributions to our pension plans.  We believe that our calculation provides a relevant measure of liquidity and is a useful basis for assessing our ability to fund operations and obligations.  This measure is not a financial measure under GAAP and should be used in conjunction with GAAP cash measures provided in our Consolidated Statement of Cash Flows.

TEXTRON INC.

Condensed Consolidated Schedule of Cash Flows

(In millions)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 29,	June 30,	June 29,	June 30,
	2013	2012	2013	2012
Cash flows from operating activities:
Income from continuing operations	$114	$173	$229	$293
Depreciation and amortization	95	92	192	183
Changes in working capital	(301)	(32)	(741)	(402)
Changes in other assets and liabilities and non-cash items	25	48	(142)	(46)
Net cash from operating activities of continuing operations	(67)	281	(462)	28
Cash flows from investing activities:
Finance receivables repaid	40	182	112	336
Proceeds from sales of receivables and other finance assets	25	55	53	117
Capital expenditures	(113)	(85)	(190)	(158)
Net cash used in acquisitions	(35)	—	(53)	—
Other investing activities, net	(1)	31	10	11
Net cash from investing activities	(84)	183	(68)	306
Cash flows from financing activities:
Principal payments on long-term and nonrecourse debt	(443)	(249)	(925)	(393)
Proceeds from issuance of long-term debt	361	61	402	88
Increase in short-term debt	161	—	366	—
Settlement of convertible debt	(215)	—	(215)	(2)
Proceeds from settlement of capped call	75	—	75	—
Other financing activities, net	(4)	(4)	2	3
Net cash from financing activities	(65)	(192)	(295)	(304)
Total cash flows from continuing operations	(216)	272	(825)	30
Total cash flows from discontinued operations	(3)	(2)	(7)	(3)
Effect of exchange rate changes on cash and equivalents	(1)	(5)	(10)	(1)
Net change in cash and equivalents	(220)	265	(842)	26
Cash and equivalents at beginning of period	791	646	1,413	885
Cash and equivalents at end of period	$571	$911	$571	$911